Exhibit 99.1

OncoSec Announces Appointment of George Chi as Chief Financial Officer

PENNINGTON, NJ and SAN DIEGO, CA, February 22, 2022 /PRNewswire/ — OncoSec Medical Incorporated (NASDAQ: ONCS) (the “Company” or “OncoSec”), a clinical-stage biotechnology company focused on developing intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer, today announced the appointment of George Chi as Chief Financial Officer.

Mr. Chi joins the Company from THPlasma, where he served as Chief Executive Officer since July 2020 and helped found the company’s plasma collection business and establish regular commercial sales. Prior to joining THPlasma, Mr. Chi served as Chief Financial Officer of CASI Pharmaceuticals, Inc. (“CASI”), a biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, from September 2018 to February 2020. Prior to joining CASI, Mr. Chi was Vice President of Finance at Flavors Holdings, Inc., a packaged food company, where he led the global accounting function, including financial reporting, planning, treasury, investor relations, tax and auditing with global sales in 90 countries. Prior to his time at Flavor Holdings, Inc., Mr. Chi was Chief Financial Officer at BPL Plasma, a large third party blood plasma collection business. Previously, Mr. Chi was finance director at Unilever PLC where he was responsible for leading the accounting function including financial reporting, annual budgeting and strategic planning. Mr. Chi holds a bachelor’s degree in engineering from Tsinghua University, Beijing, China and a MBA in finance and operations from the Yale School of Management. He also holds certifications as a CPA and CFA.

Kevin Smith, interim President and Chief Executive Officer and a member of the Leadership Committee of the Company’s Board of Directors, remarked, “On behalf of the entire Company, we welcome George who brings a wealth of financial experience, including budgeting and planning.”

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a biotechnology company focused on developing intratumoral immunotherapies. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVO™ as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVO™ have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach along with an acceptable safety profile, warranting further development. In addition to TAVO™, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ is a trademark of OncoSec Medical Incorporated.

Company Contact

Investor Contact

Mike Moyer

LifeSci Advisors

+1-617-308-4306

mmoyer@lifesciadvisors.com